Exhibit 99.1

Contact: Christiane Pelz (925) 467-3832

SAFEWAY INC. ANNOUNCES ANNUAL MEETING OF STOCKHOLDERS

- JULY 25, 2014 AT 1:30 P.M. PACIFIC TIME -

Pleasanton, CA – June 18, 2014 – Safeway Inc. (NYSE: SWY) announced that it expects to hold its 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) on July 25, 2014 at 1:30 p.m. Pacific Time, at Safeway’s corporate headquarters. Safeway’s stockholders of record at the close of business on June 2, 2014 will be entitled to notice of and to vote upon the matters to be considered at the 2014 Annual Meeting. At the 2014 Annual Meeting, among other things, Safeway will be seeking stockholder approval of the agreement and plan of merger dated as of March 6, 2014, as amended on April 7, 2014 and June 13, 2014, under which AB Acquisition LLC, an affiliate of Albertsons, will acquire Safeway (the “Merger”).

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,332 stores in the United States and had annual sales of $36.1 billion in 2013.

Additional Information and Where to Find It

This press release does not constitute a solicitation of any vote or approval in respect of the proposed Merger transaction involving Safeway or otherwise. In connection with the Merger, Safeway filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on April 17, 2014 and May 23, 2014 and intends to file relevant materials, including a definitive proxy statement, with the SEC on or about June 19, 2014. Investors and security holders of Safeway are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about Safeway, Albertsons and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Safeway with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at Safeway’s website at www.Safeway.com or by sending a written request to Safeway at 5918 Stoneridge Mall Road, Pleasanton, California 94588, Attention: Investor Relations.

Participants in the Solicitation

Safeway and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of Safeway in favor of the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Safeway’s stockholders in connection with the proposed transaction and their ownership of Safeway’s common stock will be set forth in Safeway’s proxy statement for its annual meeting. Investors can find more information about Safeway’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 28, 2013, as amended.